Exhibit 99.1

Ra Medical Systems Appoints Susanne L. Meline to its Board of Directors

CARLSBAD, Calif. (February 4, 2021) – Ra Medical Systems, Inc. (NYSE American: RMED), a medical device company focused on commercializing excimer laser systems to treat vascular and dermatological diseases, announces the appointment of Susanne L. Meline to its Board of Directors, effective January 31, 2021.  Her appointment expands Board membership to seven.

Ms. Meline has an extensive background in finance, law and corporate governance with more than 20 years of experience advising corporate clients and their boards.  In 2003, Ms. Meline co-founded investment advisor Francis Capital Management (“FCM”), where she serves as the firm’s special situations advisor.  FCM is a current Ra Medical shareholder.

“We are excited to have a shareholder with Susanne’s small cap company experience join our Board,” said Martin Colombatto, Ra Medical Chairman.  “She has served as an observer in our Board meetings over the past three months and we have come to value her insights and broad perspective.  We welcome her as a member of our board.”

“I see a significant opportunity at Ra Medical and welcome the opportunity to take a more active role as a member of the board,” said Ms. Meline.  “I look forward to making contributions that further support progress in generating shareholder value and improving patients’ lives.”

Prior to Francis Capital Management, Ms. Meline was an investment banker with Houlihan Lokey, a global investment bank serving corporations, institutions and governments.  She also was an attorney in the corporate group of Jones Day, an international law firm.  Ms. Meline is a Certified Director through the UCLA Anderson School of Management, a Board Leadership Fellow for the National Association of Corporate Directors (NACD), and holds a CERT Certificate in CyberSecurity Oversight from the NACD and Carnegie Mellon University Software Engineering Institute.  Ms. Meline writes about corporate governance topics as a Select Contributor for the Small Cap Institute and, as a Pioneer Member of the Athena Alliance, provides guidance to current and aspiring board directors regarding financing small cap companies.

Ms. Meline received a B.A from the University of California, Los Angeles and a J.D. from the University of California, Hastings College of the Law.  She currently serves as the Lead Independent Director and Audit Chair of the publicly traded ClearSign Technologies Corporation, and previously served on the Boards of Aqua Metals, Inc. and Finomial Corporation.

About Ra Medical Systems

Ra Medical Systems commercializes excimer lasers and catheters for the treatment of vascular and dermatological diseases. In May 2017 the DABRA excimer laser system received FDA 510(k) clearance in the U.S. for crossing chronic total occlusions, or CTOs, in patients with symptomatic infrainguinal lower extremity vascular disease with an intended use for ablating a channel in occlusive peripheral vascular disease. The Pharos excimer laser system is FDA-cleared and is used as a tool in the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. DABRA and Pharos are both based on Ra Medical’s core excimer laser technology platform and deploy similar mechanisms of action. Ra Medical manufactures DABRA and Pharos excimer lasers and catheters in a 32,000-square-foot facility located in Carlsbad, Calif. The vertically integrated facility is ISO 13485 certified and is licensed by the State of California to manufacture sterile, single-use catheters in controlled environments.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Ra Medical’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Ra Medical’s future expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the timing and potential outcome of the DABRA atherectomy clinical study. Ra Medical’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, challenges inherent in developing, manufacturing, launching, marketing, and selling new products; risks associated with acceptance of DABRA and Pharos and procedures performed using such devices by physicians, payors, and other third parties; development and acceptance of new products or product enhancements; clinical and statistical verification of the benefits achieved via the use of Ra Medical’s products; the results from our clinical trials, which may not support intended indications or may require Ra Medical to conduct additional clinical trials or modify ongoing clinical trials; challenges related to commencement, patient enrollment, completion, an analysis of clinical trials; Ra Medical’s ability to manage operating expenses; Ra Medical’s ability to effectively manage inventory; Ra Medical’s ability to recruit and retain management and key personnel; Ra Medical’s need to comply with complex and evolving laws and regulations; intense and increasing competition and consolidation in Ra Medical’s industry; the impact of rapid technological change; costs and adverse results in any ongoing or future legal proceedings; adverse outcome of regulatory inspections; and the other risks and uncertainties described in Ra Medical’s news releases and filings with the Securities and Exchange Commission. Information on these and additional risks, uncertainties, and other information affecting Ra Medical’s business and operating results is contained in Ra Medical’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Ra Medical as of the date hereof, and Ra Medical disclaims any obligation to update any forward-looking statements, except as required by law.

Ra Medical investors and others should note that we announce material information to the public about the company through a variety of means, including our website (www.ramed.com), our investor relations website (https://ir.ramed.com/), press releases, SEC filings, and public conference calls in order to achieve broad, non-exclusionary distribution of information to the public and to comply with our disclosure obligations under Regulation FD. We encourage our investors and others to monitor and review the information we make public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

At the Company:
Andrew Jackson
Chief Financial Officer, Ra Medical Systems
760-496-9540
ajackson@ramed.com

Investors:
LHA Investor Relations
Jody Cain
310-691-7100
jcain@lhai.com

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